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                                                                   Exhibit 10.33

March 22, 2002

Mr. Thomas G. Wattles
c/o Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico  87501


Dear Mr. Wattles:

     In connection with the anticipated merger (the "Merger") of Security Capital Group, Inc. (the "Company") with and into an indirect subsidiary of General Electric Capital Corporation ("GE Capital"), we are entering into the following agreement (this "Agreement"). You, the Company and GE Capital hereby agree as follows:

     1. Restrictive Covenants and Confidentiality. In return for your agreeing to the terms of this Agreement, including the restrictive covenants set forth in this paragraph 1, GE Capital shall cause the Company to pay to you, or in the event of your death, your estate, a payment by wire transfer in the amount of four million, nine hundred and thirty-five thousand and eight hundred dollars ($4,935,800) (less applicable withholding taxes), at the time at which the Merger becomes effective ("the Effective Time").

     (a) Noncompetition. You agree that for a period of eighteen (18) months from the Effective Time (the "Restricted Period"), you will not, directly or indirectly, be employed as an executive officer, serve on the Board of Directors, or otherwise actively participate in the management of any business that is engaged in a Competitive Business, as defined herein. For purposes of this Agreement, "Competitive Business" means ownership and operation of any of the following: (i) self-storage facilities ("Storage Assets"), (ii) grocery-store, drug store or general merchandise discount store anchored shopping centers under 250,000 square feet of leasable area ("Grocery Assets") or (iii) central business district parking facilities, whether on a domestic or international basis ("Parking Assets") (each of Storage Assets, Grocery Assets and Parking Assets is referred to below as a "Restricted Assets Class"). "Competitive Business" does not include ownership of any assets in a Restricted Assets Class that are incidental to other real estate assets owned by the entity (for example, a company that owns office properties that include garage facilities or retail facilities). Notwithstanding the foregoing:

     (1) You may be employed as an executive officer, serve on the Board of Directors, or otherwise actively participate in the management of any entity that has or makes investments in the Restricted Asset Classes provided that the following criteria are

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          met: (A) at the time you begin serving in such capacity, the entity does not own, control, or manage more than $250 million of Storage Assets, more than $250 million of Grocery Assets, or more than $200 million of Parking Assets ; and (B) the entity does not acquire, in any calendar year, more than $150 million of Storage Assets, more than $150 million of Grocery Assets, or more than $100 million of Parking Assets. The dollar amounts in the preceding sentence refer to the original purchase price for the assets in question.

          (2) You may be employed by or otherwise affiliated with a private investment, leveraged buy-out or real estate advisory firm that invests as a principal or advises clients engaged in a Competitive Business that does not meet the requirements of subparagraph (1) above, so long as you do not personally participate in the firm's decisions and activities relating to such investments or client services.

          (3) You may continue your affiliation with Security Capital European Realty until such time that GE Capital requests in writing that you cease your affiliation with Security Capital European Realty.

     (b) Nonsolicitation. You agree that during the Restricted Period, you shall not, whether for you or for any other person, business, partnership, association, firm, company or corporation, solicit, divert or take away any of the customers (entities or individuals from which the Company or any of its affiliates receives rents or payments for services) of the Company or any affiliate thereof or employees of the Company or any affiliate thereof in existence from time to time during your employment with the Company or any affiliate thereof and at the time of such initiation, solicitation or diversion. For purposes of this paragraph 1(b), "affiliate" means any affiliate of the Company immediately prior to the Effective Time that continues to be an affiliate of the Company at the relevant time. Notwithstanding anything in this agreement to the contrary, you may make general solicitations for employees and/or customers through customary industry channels (including, but not limited to, the public media).

     (c) Nondisparagement. You agree that during the Restricted Period, you shall not make or cause to be made to the media, public interest groups, trade associations or publishing companies any disparaging statements regarding the Company or any of its affiliates that are intended to cause demonstrable and material economic damage to the Company or any of its affiliates.

     (d) Confidentiality. You acknowledge that in connection with your employment with the Company and its subsidiaries, you obtained knowledge about confidential and proprietary information, or trade secrets of the Company, including but not limited to lists of customers, technical information about products and price

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information. You agree not to use, publish or otherwise disclose any such information to others without the prior written approval of the Company, except in the normal course of carrying out your employment duties with the Company. Notwithstanding the foregoing, the restrictions of this subparagraph (d) shall not apply to information that is or shall become generally known to the public or the trade (except by reason of your breach of your obligations hereunder), information that is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company, and information that you are requested or required to disclose by law or an order of a court of competent jurisdiction or other legal process (provided that prior to your disclosure of any such information required by law or order of such court, you provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

     (e) Employment Release. Except as provided in paragraph 1(e)(iii), effective as of the date hereof, you and your heirs, assigns, and agents release, waive, and discharge GE Capital, the Company and their affiliates and their respective directors, officers, employees, subsidiaries, affiliates, and agents (collectively, the "Released Persons") from each and every claim, action or right of any sort, known or unknown, arising on or before the date hereof that arises out of, or relates to, your employment by the Company or any of its affiliates.

          (i) Except as provided in subparagraph (iii) below, the foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730.

          (ii) You represent that you understand the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, ("ADEA") are among the rights and claims against the Released Persons you are releasing, and that you understand that you are not releasing any rights or claims arising after the Effective Time.

          (iii) This release shall not apply to any claim, action or right that you have under any of the Company's employee benefit plans, programs or arrangements, fringe benefits or perquisites (including any contractual right to reimbursement upon the sale of a principal residence), other than your rights under any change in control agreement or related agreement, including the Change in Control Agreement entered into on November 29, 2001 and the letter agreement and term sheet dated December 14, 2001.

          (iv) You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and

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that this Agreement constitutes advice from the Company to do so if you choose.
You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver of rights set forth in paragraph 1(e) of this Agreement above. You may revoke this Agreement after signing it, but only by delivering a signed revocation notice to the Company within seven (7) days of signing this Agreement.

     2. Successors. This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding upon the Company, GE Capital and their respective successors. The Company and GE Capital each shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or GE Capital, as applicable, would be required to perform it if no succession had taken place.

     3. Injunctive Relief. You acknowledge that the services rendered by you to the Company and its subsidiaries are of a special, unique and extraordinary character and, in connection with such services, you had access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of paragraph 1 of this Agreement, GE Capital, the Company and their subsidiary companies would sustain irreparable harm and, therefore, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement, and GE Capital and the Company acknowledge that injunctive relief shall be their sole and exclusive remedy if you violate any of the provisions of paragraph 1 of this Agreement.

     4. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by the Company and GE Capital. This Agreement constitutes the complete understanding between the parties with respect to matters contained herein and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company and/or GE Capital to the extent set forth herein, other than pursuant to the letter agreement entered into as of the date hereof with respect to your continuing employment with the Company (the "Employment Letter Agreement"). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, other than pursuant to the Employment Letter Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. The invalidity or unenforceability of any provision or provisions of

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this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5. Fees. In the event that it shall be necessary or desirable for you to retain legal counsel or incur other costs and expenses in connection any dispute arising under this Agreement, the Company shall pay (or you shall be entitled to recover from the Company, as the case may be) your reasonable attorneys' fees and costs and expenses in connection with enforcement of your rights (including the enforcement of any award in court). Payments shall be made to you at the time such fees, costs and expenses are incurred. If, however, it is determined by the court adjudicating the relevant matter that, under the circumstances, payment by the Company of all or a part of any such fees and costs and expenses would be unjust, you shall repay such amounts to the Company in accordance with such order.

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     If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                    SECURITY CAPITAL GROUP, INC.


                                    By:
                                        --------------------------------
                                        Name:
                                        Title:
                                        Date and Time:
                                                       -----------------


                                    GENERAL ELECTRIC CAPITAL CORPORATION


                                    By:
                                        --------------------------------
                                        Name:
                                        Title:
                                        Date and Time:
                                                       -----------------


ACCEPTED AND AGREED TO:

--------------------------------
THOMAS G. WATTLES
Date and Time:
               -----------------

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